Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated May 28, 2020

Registration No. 333-223058

MARRIOTT INTERNATIONAL, INC.

4.625% Series FF Notes due 2030

PRICING TERM SHEET

Dated: May 28, 2020

Issuer:	Marriott International, Inc.

Anticipated Ratings (Moody’s / S&P)*:	Baa3 / BBB-

Security:	4.625% Series FF Notes due 2030 (the “Series FF Notes”)

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	June 15, 2030

Coupon:	4.625%

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2020

Interest Rate Adjustment:	The interest rate payable on the Series FF Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Terms—Interest on the Notes” in the Preliminary Prospectus Supplement dated May 28, 2020.

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.379% of the principal amount

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Price / Yield:	99-08 / 0.703%

Spread to Benchmark Treasury:	+400 basis points

Yield to Maturity:	4.703%

Optional Redemption Provisions:

The Series FF Notes may be redeemed in whole or in part at any time prior to March 15, 2030 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series FF Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series FF Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series FF Notes being redeemed) plus 50 basis points, plus accrued and unpaid interest on the Series FF Notes to the redemption date.

The Series FF Notes may be redeemed in whole or in part from time to time on or after March 15, 2030 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated May 28, 2020.

Trade Date:	May 28, 2020

Expected Settlement Date:	June 1, 2020 (T+2)

CUSIP / ISIN:	571903 BE2 / US571903BE27

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Deutsche Bank Securities Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Fifth Third Securities, Inc.

HSBC Securities (USA) Inc. ICBC Standard Bank Plc J.P. Morgan Securities LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Loop Capital Markets LLC Santander Investment Securities Inc. Siebert Williams Shank & Co., LLC UniCredit Capital Markets LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Capital One Securities, Inc. PNC Capital Markets LLC Standard Chartered Bank TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526 or Deutsche Bank Securities Inc. at 1-800-503-4611.

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